Content and Technology Sharing Agreement

Concurrently with an investment by Siti-Sites.com, Inc. ("SITI") in Volatile Media, Inc. ("EZCD") of even date herewith, SITI and EZCD do hereby agree to the following Content and Technology Agreement ( the "C/T Agreement") on the terms and conditions hereinafter set forth:

1. EZCD shall make all of its websites available by linkage to all of SITI's websites, enabling SITI to show the content of all of EZCD's array of artists and services, and undertake e-commerce therefor, at a 15% cash commission on each transaction resulting from a SITI websites viewer linking onto any EZCD website, with the fulfillment of the order occurring at the EZCD site.

2. SITI shall make all of its websites available by linkage to all of EZCD's websites enabling EZCD to show the content of all of SITI's array of artists and services, and undertake e-commerce therefor, at a 15% cash commission on each transaction resulting from an EZCD websites viewer linking onto any SITI website, with the fulfillment of the order occurring at the SITI site.

3. EZCD shall make available to SITI artists and websites all of EZCD's services to artists and fans, including web pages, scheduling /tour information, interviews, publicity releases, and other services as they develop, on a private-label basis to SITI (i.e. SITI's various website brands plus the phrase "powered by EZCD" on any site page with materials which are services to artists or fans). SITI shall continue to host all its websites on its own servers, with technology, advice and cooperation from EZCD's technical staff, to be supplied based on EZCD's reasonable costs therefor. The charges to SITI generally shall be no less favorable than EZCD makes to any other affiliate to which this software and services package is licensed or otherwise provided. However in measuring such "most favored nation" rate, SITI's performance requirements or volume commitments shall be substantially comparable to that of the other EZCD affiliate's contract, resulting in reasonable rate adjustment if they are not comparable. By way of example, EZCD's existing licensing agreement with Ebop dated October 25, 1999 shall be a model for the relationship, subject to the following variations in terms:

      a) The payment will be $5,000 at commencement of EZCD's work, and $5,000 on delivery of the initial version of the model site for use by SITI, with an additional payment of in an amount not to exceed $10,000 as mutually agreed upon by the parties in their reasonable discretion, when SITI is reasonably satisfied with EZCD's full implementation thereof, and based on such payments, no revenue sharing thereafter as to SITI's several sites using the EZCD software. Notwithstanding the foregoing, SITI has waived both of the $5,000 payments referred to above in consideration of SITI's investment in EZCD on the date hereof.

      b) The software license shall be non-transferable outside the SITI group of websites, except with EZCD's prior written approval on any sub-license, but SITI may transfer its entire music group to new ownership with such license intact without further approval. The term of the license shall for the life of EZCD's web-based software (patent pending) for electronic promotion, commerce, facilities for artists and fans, and reporting. When SITI can develop business relationships which can use private-branding of the EZCD facilities for artists and fans, it shall discuss fair
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            and reasonable compensation arrangements with EZCD for joining therein with SITI to implement the relationships.

4. With respect to e-commerce on songs by SITI artists, where the purchaser has linked to EZCD for such song from the SITI websites and requests it to be included in a custom compilation CD by EZCD, SITI shall receive its 15% commission on each song thus included. Independent of this linkage commission, SITI will also receive royalties as per the standard EZCD label agreement ( currently $.30 per song, or 30% of the net consumer purchase price of the song, whichever is less), whenever SITI's website viewer links to EZCD and purchases a SITI provided song in a custom compilation CD. Reciprocally, any EZCD song sold from SITI websites as a result of an EZCD viewer's linkage thereto, shall entitle EZCD to similar linkage fees, plus royalties as per the standard EZCD label agreement.

5. The parties intend these linkage and e-commerce arrangements to extend to all of their future artists and services as they grow their respective businesses. When either party develops any new technology or service that could be productive for the other party, they will discuss an e-commerce arrangement similar to the foregoing based on their respective reasonable costs, and at charges no less favorable than are being made to other affiliates committing to substantially similar contractual terms

6. EZCD and SITI shall each make available to the other all transaction records, website traffic reports or other other materials necessary to monitor e-commerce results hereunder, and ensure fair and prompt payment therefor to either party.

7. SITI shall further have the right to have either Lawrence Powers or Robert Ingenito (or another representative of SITI) attend as observers at any or all of the meetings of the board of directors of EZCD, so long as SITI owns at least 1% of EZCD's outstanding stock (including SITI's warrants). Both representatives of SITI shall be promptly appointed to EZCD's advisory panel, and shall have made available to them all financial and other materials supplied monthly and quarterly to directors, in order to monitor SITI's investment in EZCD and observe board meetings effectively, and shall further have reasonable monthly rights of inquiry and review with senior executives of EZCD. SITI shall also have the right to review any material consent resolution of the board of directors of EZCD prior to its execution.

      In Witness Whereof, the parties have executed this C/T Agreement as of the 23rd day of December, 1999.

     Siti-Sites.com, Inc.                            Volatile Media, Inc.


     By /s/Lawrence Powers                           By /s/Jeremy Kagan
        --------------------------                      ------------------------
     Lawrence Powers, Chairman/CEO                   Jeremy Kagan, President/CEO